Exhibit 10.1

Adient plc
Interim Chief Executive Officer Compensation Term Sheet
June 18, 2018

Executive Officer Position:

•	Frederick “Fritz” A. Henderson (the “Executive”): Interim Chief Executive Officer (“Interim CEO”) of Adient plc (“Adient”)

Term of Employment:

•	Employment of Executive is not subject to any employment contract with Adient or any Adient-affiliated entity

•	Employment is at will, terminable by either the Executive or Adient at any time

•	Employment start date for Executive of June 11, 2018

Cash Compensation to Executive:

•	Executive will receive gross base salary of $80,000 per month (paid semi-monthly on regular payroll dates); continuing until the Executive is no longer serving as Interim CEO

•	Payment is made in arrears, so any amount due upon termination covering less than a full pay period will be pro-rated

Equity Awards to Executive:

•
Adient will grant to Executive fully vested Adient ordinary shares in the amount of $150,000 per month, granted under the Adient 2016 Omnibus Incentive Plan; such grants will continue until the end of the month in which the Executive is no longer serving as Interim CEO

◦	Each month, the date of grant will be the last payroll date and will be deemed to be made as payment in arrears

▪	The stock price used for calculation of the grant will be the New York Stock Exchange closing price of Adient shares on the trading day that immediately precedes the grant date

▪	If termination of employment occurs prior to the last payroll date of the month, then the $150,000 amount will be pro-rated based on the number of days worked in that month

▪	The shares granted will be rounded down to the nearest whole share

◦	Shares will be delivered net of taxes, with shares withheld by Adient to cover withholding tax obligations

▪	The stock price used for calculation of the shares withheld to cover withholding tax obligations will be the same stock price used for calculation of the grant

▪	The shares withheld will be rounded up to the nearest whole share

Benefits:

•	Executive will receive:

◦
Standard Adient employee benefits including participation in Adient’s health and welfare plans, the Adient 401(k) plan, the Adient retirement restoration plan (but excluding the retirement income contribution (RIC) thereunder)

◦	Payments to cover temporary housing (estimated to be $4,500 per month)

•	Executive will be entitled to the Adient 401(k) plan match and retirement restoration plan match

•	Executive will not participate in the Adient Annual Incentive Performance Program (AIPP) or Long-Term Incentive Plan (LTI)

•	Executive will not receive a perquisite cash allowance or participate in the car lease program

Termination:

•	Executive may be terminated at any time by Adient with or without cause, and Executive may terminate his employment with Adient at any time

•	Upon termination of Executive’s employment for any reason:

◦	Executive will not receive any severance

◦	All amounts to be paid to Executive by Adient will cease, except for the pro-rated amounts described above

◦	All benefits will cease in accordance with the terms of such plans